As filed with the Securities and Exchange Commission on October 29, 2015

No. 333-207343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

loanDepot, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6199	38-3977115
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26642 Towne Centre Drive

Foothill Ranch, California 92610

(888) 337-6888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter A. L. Macdonald

Executive Vice President, General Counsel

26642 Towne Centre Drive

Foothill Ranch, California 92610

(888) 337-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua N. Korff Michael Kim Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	John J. Hentrich David H. Sands Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130 (858) 720-8900	Michael Kaplan Sarah K. Solum Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, $0.001 par value per share	$100,000,000	$10,070

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes additional shares of Class A common stock that the underwriters have the option to purchase.
(3)	Previously paid in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 of loanDepot, Inc. is being filed solely for the purpose of filing certain exhibits. No changes have been made to the prospectus constituting Part I of the Registration Statement or to Items 13, 14, 15, 16(2) or 17 of Part II of the Registration Statement. Part I has been omitted from this Amendment No. 2.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount
SEC registration fee		$10,070
FINRA filing fee		15,500
Listing fee		*
Printing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Officers and Directors

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s amended and restated bylaws, to be filed as Exhibit 3.2 hereto, provide that the registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the registrant intends to enter into separate indemnification agreements, to be filed as Exhibit 10.3 hereto, with its directors and officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The form of Underwriting Agreement, to be filed as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

On July 31, 2015, the registrant issued 1,000 shares of the registrant’s common stock, par value $0.001 per share, to LDLLC for $1.00. The issuance of such shares of common stock was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act.

Concurrently with the closing of this offering, the registrant will issue                 shares of its Class B common stock, par value $0.001 per share, to the Continuing LLC Members. In addition, concurrently with the closing of this offering, the registrant will issue                 shares of its Class A common stock to the Parthenon Stockholders. The issuance of such shares of Class A common stock and Class B common stock will not be registered under the Securities Act because the shares will be offered and sold in transactions exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits

(1) Exhibits:

The exhibit index attached hereto is incorporated herein by reference.

(2) Financial Statement Schedules:

All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Foothill Ranch, State of California, on October 29, 2015.

loanDepot, Inc. (Registrant)

By:	/s/ Anthony Hsieh
Name: Anthony Hsieh
Title: Chairman and Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Anthony Hsieh Anthony Hsieh	Chairman and Chief Executive Officer (Principal Executive Officer)	October 29, 2015

/s/ Bryan Sullivan Bryan Sullivan	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2015

* Brian P. Golson	Director	October 29, 2015

* Andrew C. Dodson	Director	October 29, 2015

* John C. Dorman	Director	October 29, 2015

* Dawn Lepore	Director	October 29, 2015

*	/s/ Peter Macdonald
Peter Macdonald as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement

2.1¥†	Asset Purchase Agreement dated August 19, 2013, by and among loanDepot.com, LLC, imortgage.com, Inc. and the other parties thereto

2.2¥†	Asset Purchase Agreement dated November 12, 2014, by and among loanDepot.com, LLC, Mortgage Master, Inc. and the other parties thereto (“MMI APA”)

2.2.1†	First Amendment to MMI APA dated January 2, 2015, by and among loanDepot.com, LLC, Mortgage Master, Inc. and the other parties thereto

2.2.2¥†	Side Letter to MMI APA dated February 12, 2015, by and among loanDepot.com, LLC, Mortgage Master, Inc. and the other parties thereto (“MMI Side Letter”)

2.2.3¥†	Commercial Promissory Notes issued by loanDepot.com, LLC to Mortgage Master, Inc. pursuant to the MMI Side Letter (collectively, “MMI Notes”)

2.2.4¥†	Amendment dated June 2, 2015 to (i) the MMI APA, (ii) the MMI Side Letter and (iii) the MMI Notes, by and among loanDepot.com, LLC, Mortgage Master, Inc. and the other parties thereto

3.1	Form of Amended and Restated Certificate of Incorporation of loanDepot, Inc.

3.2	Form of Amended and Restated Bylaws of loanDepot, Inc.

4.1	Form of Registration Rights Agreement

5.1	Opinion of Kirkland & Ellis LLP

10.1	Form of Stockholders Agreement

10.2	Form of Tax Receivable Agreement

10.3+	Form of Directors and Officers Indemnification Agreement

10.4+*	2015 Omnibus Incentive Plan

10.5+	Form of Stock Appreciation Rights Agreement

10.6+	Form of Restricted Stock Agreement

10.7+	Form of Incentive Stock Option Agreement

10.8+	Form of Restricted Stock Unit Agreement

10.9+	Form of Nonqualified Stock Option Agreement

10.10+†	2009 Incentive Equity Plan

10.11+†	2012 Incentive Equity Plan

10.12†	Amended and Restated Management Services Agreement, dated as of May 17, 2015, by and between loanDepot.com, LLC and PCap, L.P.

10.13+†	Employment Agreement, dated as of December 30, 2009, by and between loanDepot.com, LLC and Anthony Hsieh

10.14+†	Employment Agreement, dated as of April 14, 2014, by and between loanDepot.com, LLC and David Norris

Exhibit No.	Description

10.14.1+†	Advisory Agreement, dated as of August 30, 2015, by and between loanDepot.com, LLC and David Norris

10.15+	Offer Letter, dated as of April 25, 2012, by and between loanDepot.com, LLC and Jeff DerGurahian

10.16+†	Employment Agreement, dated as of July 14, 2014, by and between loanDepot.com, LLC and Jon C. Frojen

10.17+#†	Employment Agreement, dated as of September 30, 2013, by and between loanDepot.com, LLC and Bryan Sullivan

10.18+	Offer Letter, dated as of February 10, 2015, by and between loanDepot.com, LLC and Brian Biglin

10.19+*	Employment Agreement, dated as of September 1, 2009, by and between loanDepot.com, LLC and Peter MacDonald

10.20+	Offer Letter, dated as of February 16, 2015, by and between loanDepot.com, LLC and Dominick Marchetti

10.21+*	Superseding Offer Letter, dated as of June 1, 2015, by and between loanDepot.com, LLC and John C. Dorman

10.22+†#	Offer Letter, dated as of April 8, 2015, by and between loanDepot.com, LLC and Dawn Lepore

10.23†	Form of Class P Subscription Agreement

10.24†	Form of Class P-2 Subscription Agreement

10.25†	Master Repurchase Agreement, dated March 14, 2012, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.25.1†	Amendment No. 1 to Pricing Letter and Amendment No. 1 to Master Repurchase Agreement, dated April 26, 2012, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.25.2#†	Amendment No. 3 to Pricing Letter and Amendment No. 2 to Master Repurchase Agreement, dated July 27, 2012, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.25.3#†	Amendment No. 4 to Pricing Letter and Amendment No. 3 to the Master Repurchase Agreement, dated September 25, 2012, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.25.4†	Amendment No. 4 to Master Repurchase Agreement, dated March 27, 2014, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.25.5#†	Amendment No. 8 to Pricing Letter and Amendment No. 5 to Master Repurchase Agreement, dated April 29, 2014, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.25.6#†	Amendment No. 9 to Pricing Letter and Amendment No. 6 to Master Repurchase Agreement, dated October 27, 2014, between UBS Real Estate Securities, Inc., and loanDepot.com, LLC

10.26†	Master Repurchase Agreement, dated November 21, 2013, between Jefferies Mortgage Funding, LLC, and loanDepot.com, LLC

10.26.1†	Amendment Number One to the Master Repurchase Agreement, dated March 20, 2014, between Jefferies Mortgage Funding, LLC, and loanDepot.com, LLC

10.26.2†	Amendment Number Two to the Master Repurchase Agreement, dated December 17, 2014, between Jefferies Funding LLC (f/k/a Jefferies Mortgage Funding, LLC), and loanDepot.com, LLC

Exhibit No.	Description

10.26.3	Amendment Number Three to the Master Repurchase Agreement, dated September 17, 2015, between Jefferies Funding LLC (f/k/a Jefferies Mortgage Funding, LLC) and loanDepot.com, LLC

10.27#†	Master Repurchase Agreement, dated December 23, 2009, between Bank of America, N.A., and loanDepot.com, LLC

10.27.1#†	Amendment No. 1 to Master Repurchase Agreement, dated September 14, 2011, between Bank of America, N.A., and loanDepot.com, LLC

10.27.2#†	Amendment No. 2 to Master Repurchase Agreement, dated June 20, 2012, between Bank of America, N.A., and loanDepot.com, LLC

10.27.3†	Amendment No. 3 to Master Repurchase Agreement, dated June 19, 2013, between Bank of America, N.A., and loanDepot.com, LLC

10.27.4†	Amendment No. 4 to Master Repurchase Agreement, dated May 13, 2014, between Bank of America, N.A., and loanDepot.com, LLC

10.27.5†	Amendment No. 5 to Master Repurchase Agreement, dated June 18, 2014, between Bank of America, N.A., and loanDepot.com, LLC

10.27.6†	Amendment No. 6 to Master Repurchase Agreement, dated January 26, 2015, between Bank of America, N.A., and loanDepot.com, LLC

10.28†	As Soon As Pooled Plus Agreement, dated as of October 3, 2012, between the Federal National Mortgage Association, and loanDepot.com, LLC

10.29†	Credit and Security Agreement, dated October 29, 2014, by and between loanDepot.com, LLC and NexBank SSB

10.29.1†	First Amendment to Credit and Security Agreement, dated May 29, 2015, between loanDepot.com, LLC and NexBank SSB

10.29.2#†	Second Amendment to Credit and Security Agreement, dated June 26, 2015, between loanDepot.com, LLC and NexBank SSB

10.30#†	Credit Agreement, dated October 18, 2013, by and among loanDepot.com, LLC, U.S. Bank National Association and the Lenders from time to time party thereto

10.30.1†	Amendment No. 1 to Credit Agreement, dated June 13, 2014, by and among loanDepot.com, LLC, U.S. Bank National Association and the Lenders from time to time party thereto

10.30.2†	Amendment No. 2 to Credit Agreement, dated December 31, 2014, by and among loanDepot.com, LLC, U.S. Bank National Association, and the Lenders from time to time party thereto

10.30.3†	Amendment No. 3 to Credit Agreement, dated February 17, 2015, by and among loanDepot.com, LLC, U.S. Bank National Association, and the Lenders from time to time party thereto

10.31†	Master Repurchase Agreement, dated March 20, 2014, between EverBank, and loanDepot.com, LLC

10.31.1#†	First Amendment to Master Repurchase Agreement and Pricing letter, dated May 6, 2014, between EverBank, and loanDepot.com, LLC

10.31.2#†	Second Amendment to Master Repurchase Agreement and Pricing Letter, dated December 23, 2014, between EverBank, and loanDepot.com, LLC

10.31.3†	Third Amendment to Master Repurchase Agreement and Pricing Letter, dated March 6, 2015, between EverBank, and loanDepot.com, LLC

10.31.4#†	Fourth Amendment to Master Repurchase Agreement and Pricing Letter, dated March 18, 2015, between EverBank, and loanDepot.com, LLC

Exhibit No.	Description

10.31.5#†	Fifth Amendment to Master Repurchase Agreement and Pricing Letter, dated May 22, 2015, between EverBank and loanDepot.com, LLC

10.31.6#†	Loan and Security Agreement, dated May 22, 2015, between EverBank and loanDepot.com, LLC

10.31.7†	Amended and Restated Promissory Note, dated July 13, 2015, by loanDepot.com, LLC, in favor of EverBank

10.32#†	Loan Program Agreement dated May 6, 2015, by and between loanDepot.com, LLC and Cross River Bank

10.33#†	Subservicing Agreement dated April 19, 2012, by and between loanDepot.com, LLC and Cenlar FSB

10.34#†	Service Bureau Agreement dated September 8, 2014, by and between loanDepot.com, LLC and First Associates Loan Servicing, LLC

10.35#†	Standard Office Lease, dated March 10, 2011, between Arden Realty Limited Partnership and loanDepot.com, LLC

10.35.1#†	First Amendment to Lease, dated September 7, 2012, between Arden Realty Limited Partnership and loanDepot.com, LLC

10.35.2#†	Second Amendment to Lease, dated January 24, 2013, between Arden Realty Limited Partnership and loanDepot.com, LLC

10.35.3#†	Third Amendment to Lease, dated March 27, 2014, between Arden Realty Limited Partnership and loanDepot.com, LLC

10.35.4#†	Fourth Amendment to Lease, dated June 10, 2014, between Arden Realty Limited Partnership and loanDepot.com, LLC

10.35.5#†	Fifth Amendment to Lease, dated October 14, 2014, between Arden Realty Limited Partnership and loanDepot.com, LLC

10.36†	Settlement Agreement and Release, dated August 25, 2015, by and between LD Investment Holdings, Inc., Trilogy Mortgage Holdings, Inc., and loanDepot.com, LLC, on the one hand, and the imortgage Stockholders, on the other hand

10.37	Form of Seventh Amended and Restated Limited Liability Company Agreement of loanDepot.com, LLC

10.37.1	Form of Eighth Amended and Restated Limited Liability Company Agreement of loanDepot.com, LLC

10.38	Form of Limited Liability Company Agreement of loanDepot Holdings, LLC

10.39	Form of Purchase Agreement

10.40#†	Master Repurchase Agreement, dated as of September 2, 2015, by and between loanDepot.com, LLC and Morgan Stanley Bank, N.A.

10.41#†	Master Repurchase Agreement, dated as of September 15, 2011, between Wells Fargo Bank, N.A. and loanDepot.com, LLC

10.41.1#†	Amendment to Master Repurchase Agreement, dated September 15, 2011, between Wells Fargo Bank, N.A. and loanDepot.com, LLC

10.41.2#†	Amendment to Master Repurchase Agreement, dated November 1, 2012, between Wells Fargo Bank, N.A. and loanDepot.com, LLC

Exhibit No.	Description

10.41.3#†	Amended and Restated Addendum to Master Repurchase Agreement, dated February 16, 2015, between Wells Fargo Bank, N.A. and loanDepot.com, LLC

10.42#†	Mortgage Loan Participation Purchase and Sale Agreement, dated as of February 28, 2013, between loanDepot.com, LLC and Jefferies Mortgage Funding, LLC

10.42.1†	Amendment Number One to the Mortgage Loan Participation Purchase and Sale Agreement, dated November 21, 2013

10.43+	Form of Amendment to Unit Grant Agreement

10.44#	Master Repurchase Agreement, dated August 25, 2015, between BMO Harris Bank N.A. and loanDepot.com, LLC

10.45+*	Form of Employee Stock Purchase Plan

10.46	Master Repurchase Agreement, dated June 1, 2015, between UBS Bank USA and loanDepot.com, LLC

10.46.1	Amendment No. 1 to Master Repurchase Agreement, dated September 4, 2015, between UBS Bank USA and loanDepot.com, LLC

16.1†	Letter from Grant Thornton LLP to the Securities and Exchange Commission

21.1†	List of Subsidiaries of loanDepot, Inc.

23.1†	Consent of Ernst & Young LLP

23.2†	Consent of Ernst & Young LLP

23.3†	Consent of Grant Thornton LLP

23.4†	Consent of Wolf & Company, P.C.

23.5†	Consent of Grant Thornton LLP

23.6	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1†	Power of Attorney (included on the signature page of this registration statement)

*	To be filed by amendment.
†	Previously filed as an exhibit to our Registration Statement on Form S-1 (No. 333-207343).
¥	Schedules (or similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplemental copies of any omitted schedules (or similar attachments) to the Securities and Exchange Commission upon request.
+	Management contract or compensatory plan or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.